Exhibit 99.2

For:                                                From:
EVCI Career Colleges Incorporated                   Gregory FCA Communications
For More Information Contact:                       Analyst Contact:
Dr. John J. McGrath                                 Kathy Keyser or Joe Crivelli
Chief Executive Officer & President                 610-642-8253
914-964-8200

                EVCI Career Colleges Announces Record Enrollment
                                 For Spring 2004

           Increase of approximately 56% over the Spring 2003 semester

Yonkers, New York, February 24, 2004 - EVCI Career Colleges Incorporated (Nsadaq: EVCI) announced its Spring semester enrollments were approximately 2,800 full-time students, an increase of approximately 56% from the 1,800 full-time student enrollments for the same semester 2003.

Dr. John J. McGrath, CEO and President, commented "It is extremely gratifying for us to follow our 2003 full year enrollment increase of 28% with a larger percentage same site enrollment increase for the Spring 2004 semester. Enrollments are the most significant driver of our revenue and profits. Investors should bear in mind that, while for a full fiscal year, increases in enrollment directly relate to increases in revenue, enrollments for our academic semesters do not have the same direct relationship to revenues for any particular fiscal quarter because of accounting rules governing when we can recognize tuition revenue."

Dr. McGrath added "Our form 10-KSB, which we expect to file next week, will include information that will assist investors in modeling our prospective revenue growth and profit. At that time, we also intend to issue guidance regarding our anticipated results and to announce the scheduling of a conference call."

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